Exhibit 10.25

HEALTHWAYS, INC.

2007 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the "Agreement"), dated this «Day1st» day of «Month» «Year», is by and between Healthways, Inc., a Delaware corporation (the "Company"), and «First_Name» «Last_Name» (the "Grantee"), under the Company's 2007 Stock Incentive Plan (the "Plan"). Terms not otherwise defined herein shall have the meanings given to them in the Plan.

Section 1.        Restricted Stock Unit Award. The Grantee is hereby granted «TotalShares_» restricted stock units (the "Restricted Stock Units"). Each Restricted Stock Unit represents the right to receive one share of the Company's Common Stock, $.001 par value (the "Stock"), subject to the terms and conditions of this Agreement and the Plan.

Section 2.        Vesting of the Award. Except as otherwise provided in Section 3 below, the Restricted Stock Units will vest at such times (the "Vesting Date") and in the percentages set forth below, as long as the Grantee is serving as an employee of the Company on the Vesting Date.

Vesting Date	Award Percentage of Restricted Stock Units
«MoDayYrPlus4»	100%

The Company shall issue one share of the Stock to the Grantee for each vested Restricted Stock Unit (the “Distributed Shares”) at the time the Restricted Stock Unit vests. The Distributed Shares shall be represented by a certificate.

Section 3.        Forfeiture on Termination of Employment. If the Grantee ceases to be employed by the Company for any reason, all Restricted Stock Units that have not vested prior to the date of termination of Grantee's employment will be forfeited and the Grantee shall have no further rights with respect to such Restricted Stock Units; provided, however, that if the Grantee’s employment by the Company terminates by reason of Retirement (as defined in the Plan), the Restricted Stock Units granted hereunder shall not be forfeited and shall continue vesting in accordance with Section 2, and provided further that if the Grantee’s employment by the Company terminates by reason of death or Disability (as defined in the Plan), the Restricted Stock Units granted hereunder shall immediately vest.

Section 4.         Voting Rights and Dividends. Prior to the Vesting Date, the Grantee shall be credited with dividend equivalents with respect to the Restricted Stock Units at the time of any payment of dividends to stockholders on shares of Common Stock in accordance with the terms set forth in the Plan. The Grantee shall not have any voting rights with respect to the shares of Stock underlying the Restricted Stock Units prior to the vesting of the Restricted Stock Units and the issuance of the shares of Stock as set forth in Section 2. A holder of Distributed Shares shall have full dividend and voting rights as a holder of Stock.

Section 5.         Restrictions on Transfer

5.1 General Restrictions. The Restricted Stock Units shall not be transferable by the Grantee (or his or her personal representative or estate) other than by will or by the laws of descent and distribution. The terms of this Agreement shall be binding on the executors, administrators, heirs and successors of the Grantee.

5.2 Change in Control. All restrictions imposed on the Restricted Stock Units shall expire automatically and the Restricted Stock United granted hereby shall be deemed fully vested upon a Change in Control, as such term is defined in the Plan, and the Company shall issue the shares of Stock underlying the Restricted Stock Units.

Section 6.         Restrictive Agreement. As a condition to the receipt of any Distributed Shares, the Grantee (or his or her legal representative or estate or any third party transferee), if the Company so requests, will execute an agreement in form satisfactory to the Company in which the Grantee or such other recipient of the shares represents that he or she is purchasing the shares for investment purposes, and not with a view to resale or distribution.

Section 7.        Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Stock, the number of Restricted Stock Units subject to this Agreement shall be equitably and proportionately adjusted by the Committee in accordance with the Plan.

Section 8.        Tax Withholding. The Company shall withhold from any distribution of Stock an amount of Stock equal to such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Section 9.        Governing Provisions. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Grantee confirms that he or she has received a copy of the Plan.

Section 10.      Confidentiality, Non-Solicitation and Non-Compete. It is in the interest of all colleagues to protect and preserve the assets of the Company. In this regard, in consideration for granting these Restricted Stock Units and as conditions of Grantee’s ability to receive the Distributed Shares, Grantee acknowledges and agrees that:

(a)           Confidentiality. In the course of Grantee's employment, Grantee will have access to trade secrets and other confidential information of the Company and its clients. Accordingly, Grantee agrees that, without the prior written consent of the Company,

Grantee will not, other than in the normal conduct of the Company's business affairs, divulge, furnish, publish or use for personal benefit or for the direct or indirect benefit of any other person or business entity, whether or not for monetary gain, any trade secrets or confidential or proprietary information of the Company or its clients, including without limitation, any information relating to any business methods, marketing and business plans, financial data, systems, customers, suppliers, policies, procedures, techniques or research developed for the benefit of the Company or its clients. Proprietary information includes, but is not limited to, information developed by the Grantee for the Company while employed by the Company. The obligations of the Grantee under this paragraph will continue after the Grantee has left the employment of the Company. Grantee agrees that upon leaving the employment of the Company, Grantee will return to the Company all property and confidential information in the Grantee's possession and agrees not to copy or otherwise record in any way such information.

(b)       Non-Solicitation. While employed by the Company and for a period of two years thereafter, Grantee shall not, upon Grantee's own behalf or on behalf of any other person or entity, directly or indirectly,

- hire or solicit to leave the employ of the Company any person employed by or under contract as an independent contractor to the Company; or

- contact, solicit, entice away, or divert any disease management business from any person or entity who is a client or with whom the Company was engaged in discussions as a potential client within one year prior to the date of termination of Grantee.

(c)       Non-Compete. While employed by the Company and continuing during the period while any amounts are being paid to Grantee and for a period of 18 months thereafter, Grantee will not own or be employed by or assist anyone else in the conduct of any business (i) which is in competition with any business conducted by the Company or (ii) which Grantee knows the Company was actively evaluating for possible entry, in either case in the United States or in any other jurisdiction in which the Company is engaged in business or has been engaged in business during Grantee’s employment by the Company, or in such jurisdictions where Grantee knows the Company is actively pursuing business opportunities at the time of Grantee’s termination of employment with the corporation; provided that ownership of five percent (5%) or less of the voting stock of any public corporation shall not constitute a violation hereof.

In the event Grantee breaches any provisions of this Section 10, these Restricted Stock Units shall immediately expire, and the Company shall be entitled to seek other appropriate remedies it may have available to limit its damages from such breach.

Section 11.         Miscellaneous.

11.1     Entire Agreement. This Agreement and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Stock Units granted hereby, and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Restricted Stock Units, either orally or in writing, that are not included in this Agreement or the Plan.

11.2     Employment. By establishing the Plan, granting awards under the Plan, and entering into this Agreement, the Company does not give the Grantee any right to continue to be employed by the Company or to be entitled to any remuneration or benefits not set forth in this Agreement or the Plan.

11.3     Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

11.4     Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same Agreement.

11.5     Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company and, if to the Grantee, to the Grantee's address set forth below or any address of which the Grantee subsequently notifies the Company.

To the Grantee:
(Grantee name and address)

11.6     Amendment. Subject to the restrictions contained in the Plan, the Committee may amend the terms of this Agreement, prospectively or retroactively, but, subject to Section 7 above, no such amendment shall impair the rights of the Grantee hereunder without the Grantee's consent.

11.7     Governing Law. This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

11.8     Validity; Severability. If, for any reason, any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 10 or any other provision hereof is unenforceable but has the power to reduce the scope or duration of such provision, as the case may be, such provision, in its reduced form, shall then be enforceable.

11.9     Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representative and permitted assignees. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee 's heirs, executors, administrators, successors and assignees.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement to be effective as of «Day1st» day of «Month» «Year».

HEALTHWAYS, INC.
By: /s/ Ben R. Leedle, Jr.
Title: Ben R. Leedle, Jr., President and CEO

Grantee Signature: